May 8, 2009

AGREEMENT

This Agreement (the “Agreement”) is made as of the date set forth below, by and between the Sport Chalet, Inc., a Delaware corporation (the “Company”), and Al D. McCready (“Indemnitee”).

RECITALS

WHEREAS, the Bylaws and Certificate of Incorporation as amended of the Company (the “Governing Documents”) provide current and former directors and officers of the Company certain rights to indemnification and advancement of expenses.

WHEREAS, in connection with Indemnitee’s resignation from the Company’s Board of Directors, Indemnitee wishes to ensure that the rights to indemnification and advancement of expenses to which Indemnittee is currently entitled under the Governing Documents will not be eliminated, diminished or otherwise adversely affected without Indemnitee’s consent.

WHEREAS, it is reasonable and prudent for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, Indemnitee to the fullest extent provided in, and on the terms and conditions set forth in, the Governing Documents as in effect on the date this Agreement is executed by Indemnitee and the Company, so that such contractual obligations shall not be adversely affected by subsequent amendments to the Governing Document.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein and other good an valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and Indemnitee do hereby agree as follows:

Section 1. Right to Indemnification and Advancement of Expenses.  The Governing Documents are hereby incorporated into this Agreement by reference. Indemnitee shall be indemnified and advanced expenses to the fullest extent provided in, and upon the terms and conditions set forth in, the Governing Documents as they are in effect as of the date of this Agreement.  For the avoidance of doubt, in the event the Governing Documents are amended after the date of this Agreement to decrease or otherwise limit the rights of indemnification or advancement of expenses for a current or former director or officer of the Company, Indemnitee shall continue to be entitled to the same indemnification and advancement rights as Indemnitee is entitled to under this Agreement on the date of this Agreement.

Section 2. Non-exclusivity; Survival of Rights.  The rights of indemnification and advancement of expenses provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation of the Company, the Bylaws of the Company, any agreement, a vote of stockholders or a resolution of directors, or otherwise.

Section 3. Amendment and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

Section 4. Applicable Law.  This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.

           IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year set forth below.

SPORT CHALET, INC.

By:	/s/ Craig Levra

Its:	Chairman and Chief Executive Officer
May 8th, 2009

/s/ Al D. McCready
Al D. McCready

May 13, 2009